Exhibit 5.1

330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
September 4, 2026	Boston	New York
	Brussels	Orange County
SoundHound AI, Inc.	Century City	Paris
5400 Betsy Ross Drive	Chicago	Riyadh
Santa Clara, CA 95054	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re: Registration of up to 36,894,839 shares of Class A common stock, par value $0.0001 per share, of SoundHound AI, Inc.

To the addressee set forth above:

We have acted as special counsel to SoundHound AI, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Prospectus (as defined below) of up to 36,894,839 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), issuable to the Selling Stockholders in connection with that certain Notes Restructuring Agreement, dated as of April 21, 2026 (the “Notes Restructuring Agreement”), by and among the Company, LivePerson, Inc. (“LivePerson”) and the noteholders party thereto. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2026 (Registration No. 333-295779) (the “Registration Statement”), a base prospectus, dated May 11, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated September 4, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 4, 2026 and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP